                                  NEWS RELEASE


- --------------------------------------------------------------------------------


EDITOR CONTACT:
Thomas J. Nicoletti, Vice President, Finance
Altera Corporation
San Jose, CA
(408) 894-7000


RELEASE DATE: JUNE 19, 1995


                ALTERA ANNOUNCES INCREASED PRIVATE PLACEMENT OF
                         CONVERTIBLE SUBORDINATED NOTES


    San Jose, California, June 19, 1995 -- Altera Corporation (Nasdaq: ALTR) announced today that it has increased the size of its private placement of 5-3/4% convertible subordinated notes due 2002 from $150 million to $200 million and has concluded an agreement with investment banking firms for the private placement of such securities under Rule 144A and Regulation S under the Securities Act of 1933. The Company has also granted to the investment banking firms in the transaction an over-allotment option to purchase up to an additional $30 million of the notes. The notes are non-callable for three years and are convertible at a conversion price of $51.17 into a maximum of 4,494,821 shares of Altera common stock, assuming the over-allotment option were exercised in full. The transaction is expected to close on Wednesday, June 21, 1995.

    The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration under the Securities of 1933 and applicable state securities laws or available exemptions from registration requirements.

    Altera Corporation, founded in 1983, is a world-wide leader in high-performance, high-density programmable logic devices and associated computer aided engineering (CAE) logic development tools. Programmable logic devices are semiconductor chips that offer on-site programmability to customers. The chips are programmed with tools that run on personal computers or engineering workstations. User benefits include ease of use, lower risk, and fast time-to-market. The Company offers the broadest line of CMOS programmable logic devices that address high-speed, high-density, and lower power applications. Altera products serve a broad range of market areas, including telecommunications, data communications, computers, and industrial applications. Altera common stock is traded on the Nasdaq National Market under the symbol ALTR.

                                      ###